Exhibit 10.1

March 13, 2023

David B. Weinstock
[ADDRESS OMITTED]

Re: Promotion to Position of Senior Vice President, Chief Financial Officer

Dear Dave:

Congratulations! On behalf of Essent US Holdings, Inc. (“Essent” or the “Company”) I am pleased to confirm your promotion to the position of Senior Vice President, Chief Financial Officer reporting to me. You shall also serve as the principal accounting officer. This CFO role will be based in Radnor, Pennsylvania and the effective date of your promotion is March 14, 2023. Below please find the terms of your new role, including an overview of your compensation package. It is important to us that your involvement makes a tangible and measurable contribution to the success of the Company.

Compensation.

Base Salary. You will be compensated on a semi-monthly basis in the amount equal to $375,000 per annum, subject to tax and other required withholdings.

Annual Bonus. In addition to the Base Salary, you will be eligible to participate in the annual bonus program (“Annual Bonus”) in an amount targeted to be 100% of your Base Salary with respect to services performed during any calendar year. The payment of any Annual Bonus is contingent upon the achievement of individual goals and Company objectives. Any compensation-related benefits, such as Annual Bonuses, will be prorated and calculated as of the first day of the month in which this promotion is effective. Eligibility is not a guarantee of the receipt of any Annual Bonus; the actual Annual Bonus, if any, may be less than, greater than or equal to the target bonus percentage, dependent upon the achievement of performance goal(s) and the exercise of discretion by Essent’s Board of Directors. The Annual Bonus program may be amended from time to time. The Annual Bonus will be paid 100% in cash (single lump sum). The Annual Bonus, if any, payable to you for any calendar year will be paid on or after January 1st and on or before March 15th of the calendar year immediately following the calendar year in which the Annual Bonus is earned.

Long Term Equity. You will be eligible to participate in the applicable Company Long Term Incentive Plan (LTIP), with an annual target opportunity of 100% of your Base Salary. The terms and conditions (e.g., performance measures, vesting schedules, allocation between different forms of equity) of long-term incentive awards shall be substantially similar to the terms and conditions of the long-term equity incentive awards granted to other Senior Vice Presidents of the Company, as determined by the CEO and the Company Compensation Committee from time to time (the “LTIP Awards”). The terms and conditions of the grant of LTIP Awards to you under the applicable Company’s Long Term Incentive Plan shall be set forth in the award agreement relating to the grant of such LTIP Awards.

Equity Award. Within 90 days of your date of promotion, you will be granted an award of 25,000 restricted common units of Essent Group Ltd. pursuant to an award agreement under the Company’s Long Term Incentive Plan. The shares, subject to the award, will time-based vest in equal amounts over 3 years commencing in 2026, 2027 and 2028, the third, fourth and fifth anniversaries of the first day of the calendar quarter immediately following your date of promotion. This award will be subject to the terms of an award agreement and the Plan.

At Will Employee. Your employment will be “at-will.” You will be free to resign at any time for any reason or for no reason. Similarly, the Company is free to conclude its at–will employment relationship with you at any time with or without cause.

Section 409A Compliance. This letter is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated thereunder, and will be interpreted and construed consistent with that intent.

Dave, congratulations on your promotion. I wish you much success in your new position.

Regards,

/s/ Mark A. Casale

Mark A. Casale
CEO

Agreed and Acknowledged

/s/ David B. Weinstock        3/13/23
David B. Weinstock        Date